Exhibit 99.1

Media Relations Contact:

Brian Ziel (408.658.1540)

brian.ziel@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES SUCCESSFUL COMPLETION OF CASH TENDER OFFER FOR OUTSTANDING 7.75% SENIOR NOTES DUE 2018

CUPERTINO, CA —May 28, 2014 — Seagate Technology plc (NASDAQ: STX) gave notice of the completion of the cash tender offer by its wholly owned subsidiary, Seagate HDD Cayman (“HDD Cayman”), previously announced on May 20, 2014 (the “Tender Offer”), to purchase any and all of the outstanding 7.75% Senior Notes due 2018 of HDD Cayman (CUSIP number 81180WAE1) (the “2018 Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on May 27, 2014.

As of the expiration of the Tender Offer, HDD Cayman had received tenders for an aggregate principal amount of approximately $192,923,000 of the 2018 Notes. HDD Cayman has accepted for purchase all of the 2018 Notes validly tendered (and not validly withdrawn), or approximately $192,923,000 aggregate principal amount of 2018 Notes. HDD Cayman will pay a tender offer price of $1,077.93 per $1,000 principal amount of 2018 Notes. All 2018 Notes accepted for payment will also receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

Morgan Stanley & Co. LLC acted as the sole dealer manager (the “Dealer Manager”) for the Tender Offer and Global Bondholder Services Corporation acted as depositary and information agent for the Tender Offer.

None of Seagate Technology plc, HDD Cayman or their affiliates, their boards of directors, the Dealer Manager, the depositary and information agent or the trustee for the notes, made any recommendation as to whether holders of the notes should tender or refrain from tendering the notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The Tender Offer was made only by the Offer to Purchase, dated May 20, 2014, and the accompanying Letter of Transmittal.

About Seagate Technology plc

Seagate Technology plc is a world leader in hard disk drives and storage solutions.

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